UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 23, 2009

PACIFIC OFFICE PROPERTIES TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-9900	86-0602478
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

233 Wilshire Blvd. Suite 830 Santa Monica, California	90401
(Address of principal executive offices)	(Zip Code)

(310) 395-2083
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 23, 2009, Pacific Office Properties, L.P., a Delaware limited partnership (the “Operating Partnership”), the operating partnership of which Pacific Office Properties Trust, Inc., a Maryland corporation (the “Company”), is the general partner, entered into an Exchange Agreement (the “Exchange Agreement”) with Shidler Equities, L.P., a Hawaii limited partnership (“Shidler Equities”), Reynolds Partners, L.P., a Hawaii limited partnership (“Reynolds Partners”), MJR Equities, LLC, a California limited liability company (“MJR Equities”), JRI Equities, LLC, a California limited liability company (“JRI Equities”), and Lawrence J. Taff (collectively, the “Transferors”).

Pursuant to the terms and conditions of the Exchange Agreement, on September 25, 2009, certain unsecured subordinated promissory notes, in the aggregate outstanding amount (including principal and accrued interest) of approximately $3.0 million, issued by the Operating Partnership to the Transferors were exchanged for 789,095 shares of common stock, par value $0.0001 per share, of the Company.  The price per share of the Company’s common stock issued pursuant to the Exchange Agreement was $3.82, which represented the volume-weighted average closing market price per share of the Company’s common stock on the NYSE Amex for the thirty trading days preceding the date of the Exchange Agreement.

Shidler Equities is controlled by Jay H. Shidler, the Company’s Chairman of the Board and Chief Executive Officer.  Mr. Taff is the Company’s Chief Financial Officer and Executive Vice President, Honolulu Operations.  MJR Equities is controlled by Matthew J. Root, who is the Company’s Chief Investment Officer.  JRI Equities is controlled by James R. Ingebritsen, who is the Company’s Executive Vice President, Capital Markets/Operations.  Reynolds Partners is controlled by James C. Reynolds, who, together with Messrs. Shidler, Taff, Root and Ingebritsen, are the owners of the Company’s advisor, Pacific Office Management, Inc., a Delaware corporation (the “Advisor”).

This description of the Exchange Agreement is qualified in its entirety, and the terms therein are incorporated herein, by reference to the Exchange Agreement filed as Exhibit 10.1 hereto.

On September 25, 2009, the Company, as sole general partner of the Operating Partnership, executed the Third Amendment (the “Third Amendment”) to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Partnership Agreement”).  Under the Partnership Agreement, subject to certain limitations, each limited partner has the right to cause the Operating Partnership to redeem the partnership units held by such limited partner, in which case the Company may elect, under certain circumstances, to assume the redemption obligations of the Partnership and satisfy that obligation in cash or in shares of the Company’s common stock.  The Third Amendment amends the Partnership Agreement to require that the Company’s election to assume this redemption obligation, and to pay the redemption price in cash or shares of the Company’s common stock, be made by the Company’s independent directors.  The Third Amendment also establishes the terms of a class of partnership units designated as “Restricted Common Units” in connection with the Company’s grant of restricted stock units to certain directors, and amends and restates Exhibit A to the Partnership Agreement to reflect the ownership of the Operating Partnership following the issuance of partnership units in connection with the promissory note exchange described above and the Restricted Common Units.

This description of the Third Amendment is qualified in its entirety, and the terms therein are incorporated herein, by reference to the Third Amendment filed as Exhibit 10.2 hereto.

On September 25, 2009, the Company, for itself and as general partner of the Operating Partnership, and the Advisor entered into the First Amendment (the “First Amendment”) to the Amended and Restated Advisory Agreement of the Company.  The First Amendment removes the provisions relating to the voting of the Company’s outstanding share of proportionate voting preferred stock held by the Advisor.

This description of the First Amendment is qualified in its entirety, and the terms therein are incorporated herein, by reference to the First Amendment filed as Exhibit 10.3 hereto.

Item 3.02. Unregistered Sales of Equity Securities.

As described in Item 1.01 of this Form 8-K, on September 25, 2009, pursuant to the Exchange Agreement, the Company issued an aggregate of 789,095 shares of common stock in exchange for unsecured promissory notes of the Operating Partnership in an aggregate amount of approximately $3.0 million. These shares were issued without registration pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as the offering was made to qualifying investors.

Item 7.01. Regulation FD Disclosure.

On September 25, 2009, the Company issued a press release with respect to the exchange of promissory notes for shares of the Company’s common stock as described above.  A copy of the press release is attached and incorporated by reference as Exhibit 99.1.

The information furnished in this report under this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
10.1
Exchange Agreement, dated as of September 23, 2009, by and among Pacific Office Properties, L.P., Shidler Equities, L.P., Reynolds Partners, L.P., MJR Equities, LLC, JRI Equities, LLC and Lawrence J. Taff.

10.2	Third Amendment to Amended and Restated Agreement of Limited Partnership of Pacific Office Properties, L.P. dated as of September 25, 2009.
10.3
First Amendment to Amended and Restated Advisory Agreement dated as of September 25, 2009, by and among Pacific Office Properties Trust, Inc., Pacific Office Properties, L.P. and Pacific Office Management, Inc.

99.1	Pacific Office Properties Trust, Inc. Press Release dated September 25, 2009 (furnished pursuant to Item 7.01).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC OFFICE PROPERTIES TRUST, INC.

Dated: September 25, 2009	By:	/s/ Lawrence J. Taff
Lawrence J. Taff
Chief Financial Officer